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                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:        June 30, 1994
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
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                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER

(Check One):  |x| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form N-SAR                -----------------------------
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                                                                                                             CUSIP NUMBER

     For Period Ended:  September 30, 1997                                                    0    -----------------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition  Report on Form 20-F [ ] Transition  Report on Form 11-K [ ]
     Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: ___________________________________________________________________________________________

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

This  notification  relates  to Items 10, 11, 12 and 13 of Part IV of the Annual
Report on Form 10-K for the year ended January 31, 1996.
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PART I -- REGISTRANT INFORMATION

Quality Products, Inc.
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Full Name of Registrant

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Former Name if Applicable

560 Dublin Avenue
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Address of Principal Executive Office (Street and Number)

Columbus, Ohio   43214-2388
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        | (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable | effort or expense; |
  |X| | (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, | or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the | subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth | calendar day following the prescribed due date; and | | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The report could not be filed on a timely basis because of delays in obtaining the directors' consent to the filing of the report.

                                                                                SEC 1344 6/94)







PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Richard W. Cohen                                       212                                586-4050
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                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other  periodic  reports  required under Section 13 or 15(d) of the
    Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
    of 1940 during the preceding 12 months (or for such shorter) period that the registrant  was required to file such  reports been filed?  If answer is no,
    identify report(s). |X| Yes |_| No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for that last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    |_| Yes |X| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                              Quality Products, Inc.
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                                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date December 29, 1997                                      By /s/Bruce Weaver
                                                               ________________
                                                               Bruce Weaver

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1.  This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities  Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange
    Commission,  Washington,  D.C.  20549,  in  accordance  with Rule 0-3 of the
    General Rules and Regulations the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

